Exhibit  99.1
FOR IMMEDIATE RELEASE

Balchem Corporation Announces First Quarter 2010 Results

New Hampton, NY, May 4, 2010 – Balchem Corporation (NASDAQ: BCPC)
reported as follows (unaudited) for the period ended March 31, 2010.
($000 Omitted Except for Net Earnings per Share)

For the Three Months Ended March 31,

	2010	2009

Net sales	$59,903	$52,986
Gross profit	17,414	16,298
Operating expenses	6,920	6,988
Earnings from operations	10,494	9,310
Other income (expense)	167	(144)
Earnings before income tax expense	10,661	9,166
Income tax expense	3,632	3,068
Net earnings	$7,029	$6,098

Basic net earnings per common share	$0.25	$0.23
Diluted net earnings per common share	$0.24	$0.21

Shares used in the calculation of diluted net earnings per common share	29,344	28,544

Record Quarterly Earnings and Sales

 For the quarter ended March 31, 2010, the company achieved record net earnings of $7.0 million as compared to $6.1 for the prior year comparable period, an increase of $0.9 million, or 15.3%. The $7.0 million generated diluted net earnings per common share of $0.24, versus $0.21 for the prior year comparable period, an increase of 14.3%. Record first quarter net sales of $59.9 million were approximately 13.1% greater than the $53.0 million result of the prior year comparable quarter.

Detailing this first quarter of 2010, sales of the Food, Pharma & Nutrition segment were a record $10.0 million, which was a 20% improvement over the prior year comparable quarter. The domestic and international food sectors were up again this quarter, as we saw solid double digit growth of encapsulated ingredients for baking, preservation and confection markets. In the quarter, we also realized double digit growth of our human choline products globally, as we continue to target new food applications, and we also experienced a rebound in the supplement markets. These results were partially offset by slowness in sales of our calcium products and a slight decline in quarterly sales of our VitaShure® products for nutritional enhancement. Earnings from operations for this segment were a record $2.0 million, as compared to $1.0 million in the prior year comparable quarter, with gross margin levels improving, largely due to a 9.2% improvement in sales volume as well as improved product mix.

Balchem Corporation (NASDAQ:BCPC)	2

Animal Nutrition & Health (“ANH”), including specialties, choline and industrial derivative product sales, totaled $40.3 million, an increase of 12.2%, or $4.4 million from the prior year comparable quarter. Global feed grade choline product sales grew approximately 1.2% over the prior year quarter. Sales of choline products sourced from our Italian operation into the European and other international poultry markets improved 4.8%. Within the North American poultry production market, levels have stabilized and are forecasted to improve slightly over the balance of 2010. The ANH specialty ingredients, largely targeted to the ruminant and companion animal markets, realized 24.1% sales growth from the prior year comparable quarter, as some regional improvement in dairy economics supported greater demand for these products, particularly with strong sales of Reashure®, Nitroshure™, Chelated Minerals and Aminoshure-L®, our rumen protected lysine. Sales of industrial grade derivatives realized 43.9% sales growth from the prior year comparable quarter and improved approximately 19.5% on a sequential basis.  Earnings from operations for the entire ANH segment increased to $5.2 million as compared to $5.0 million in the prior year comparable quarter.  This quarterly earnings result reflects unfavorable increases in certain petro-chemical commodities used to manufacture choline. Price increases have been, and will be, implemented where we are contractually able to do so in the second quarter, as certain products continue to be affected by these higher costs.

The ARC Specialty Products segment generated record quarterly sales of $9.7 million, an increase of 9.9% from the comparable prior year quarter. This increase was principally a result of an increase in volumes sold in the quarter. Earnings from operations for this segment, at $3.3 million were essentially flat with the prior year comparable quarter as the benefits of increased sales volumes were offset by higher petro-chemical based raw material costs, and increased expenses related to development work on our ERC technology for repackaging, distribution and delivery of a product for the fruit ripening industry. Starting in the second quarter, we did increase prices to help off-set certain of the raw material cost increases. We continue to monitor petro-chemical raw material price escalation and if continued, would seek to adjust prices within contractual guidelines.

Consolidated gross profit for the quarter ended March 31, 2010 improved approximately 6.8% to $17.4 million, as compared to $16.3 million for the prior year comparable period. This increase was principally a result of increased sales; however, the normally expected correlating margin improvement was partially offset by an unfavorable product mix and increases in certain key raw material costs. Margin percentage declined to 29.1% of sales as compared to 30.8% of sales in the prior year comparative period, but did show improvement on a sequential basis. We continue to focus on volume growth of our human and animal health products into export markets, capitalizing on our varied choline production capabilities, and new product launches. Operating (Selling, R&D, and General and Administrative) expenses at $6.9 million was basically flat with the prior year comparable quarter, as some modest increase of employee headcount, other payroll related expenses, and increased investment in R&D were offset by lower General & Administrative expenses.

The company continues to maintain a healthy balance sheet with $68.0 million in net working capital.  Our cash balance was $51.4 million on March 31, 2010, up from $46.4 million at December 31, 2009. During the first quarter, we paid our annual dividend which totaled $3.1 million and total debt was reduced to $6.0 million. Diligent working capital controls, particularly effective inventory and accounts receivable management, combined with the noted improved operating results, drove strong cash flow generation for the quarter ended March 31, 2010.

Balchem Corporation (NASDAQ:BCPC)	3

Commenting on 2010, Dino A. Rossi, Chairman, President and CEO of Balchem said, “This record first quarter continues to reflect strong performances across all of Balchem’s segments demonstrating the value of our diversified base of business and our ability to leverage cross-business integration opportunities. Our growing global presence helped to off-set softness in certain U.S. markets and while raw material costs had a negative impact on certain segments, we continue to closely monitor all key economic drivers, stay customer solution focused, and take appropriate actions to generate solid operating margins and cash flow.

Signs of an improving economy are being very closely tracked with cautious optimism. Ongoing volatility in the global economy is still expected, but we believe 2010 will be a year of solid improvements in sales and earnings. We have de-bottlenecked production capabilities, and continue to leverage our existing business and research resources to launch new, innovative products through each of our business segments. We expect improved results in the Food, Pharma & Nutrition segment, particularly in the choline and global food markets. The Animal Nutrition & Health segment is realizing significant volume growth of its specialty products, and choline grade derivatives are expected to continue strong double digit growth. The ARC Specialty Products segment should continue its steady earnings and revenue growth from its current base, as well as the development of new market opportunities for specialized delivery of certain gases. Our strong balance sheet continues to position us with the ability to capitalize on other strategic opportunities to broaden our global footprint."

Quarterly Conference Call
A quarterly conference call will be held on Tuesday, May 4, 2010 at 2:00 PM Eastern Time (ET) to review first quarter 2010 results. Dino A. Rossi, Chairman, President and CEO, and Frank Fitzpatrick, Chief Financial Officer, will host the call. We invite you to listen to the conference by calling toll-free 1-877-407-8289 (local dial-in 1-201-689-8341), five minutes prior to the scheduled start time of the conference call. The conference call will be available for digital replay through Friday, May 7, 2010. To access the replay of the conference call, dial 1-877-660-6853 (local dial-in 1-201-612-7415), and use account #298 and replay ID #349831. Both account and replay ID numbers are required for replay access.

Segment Information
Balchem Corporation consists of three business segments: ARC Specialty Products; Food, Pharma & Nutrition; and Animal Nutrition & Health. Through ARC Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries. The Food, Pharma & Nutrition segment provides proprietary microencapsulation, granulation and agglomeration solutions to a variety of applications in the human food, pharmaceutical and nutrition marketplaces. The Animal Nutrition & Health segment manufactures and supplies products to numerous animal health markets and certain derivative products into industrial applications.

Forward-Looking Statements
This release contains forward-looking statements, which reflect Balchem’s expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward-looking statements will prove correct and various factors could cause results to differ materially from Balchem’s expectations, including risks and factors identified in Balchem’s annual report on Form 10-K for the year ended December 31, 2009. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.

Contact:  Karin McCaffery, Balchem Corporation
  Telephone: 845-326-5635

Balchem Corporation (NASDAQ:BCPC)	4

Selected Financial Data
($ in 000’s)

Business Segment Net Sales:
	Three Months Ended
	March 31,
	2010	2009
ARC Specialty Products	$9,668	$8,794
Food, Pharma & Nutrition	9,966	8,304
Animal Nutrition & Health	40,269	35,888
Total	$59,903	$52,986

Business Segment Earnings (Loss):
	Three Months Ended
	March 31,
	2010	2009
ARC Specialty Products	$3,312	$3,387
Food, Pharma & Nutrition	1,981	959
Animal Nutrition & Health	5,201	4,964
Other income (expense)	167	(144)
Total	$10,661	$9,166

Selected Balance Sheet Items
	March 31,	December 31,
	2010	2009
Cash and Cash Equivalents	$51,361	$46,432
Accounts Receivable	30,692	29,149
Inventories	15,845	13,965
Other Current Assets	2,777	3,466
Total Current Assets	100,675	93,012

Property, Plant, & Equipment (net)	41,811	41,579
Other Assets	52,299	53,222
Total Assets	$194,785	$187,813

Current Liabilities	$32,689	$33,815
Long-Term Obligations	6,291	6,855
Total Liabilities	38,980	40,670

Stockholders' Equity	155,805	147,143

Total Liabilities and Stockholders' Equity	$194,785	$187,813